Exhibit 4.4
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the securities of Perella Weinberg Partners (the “Company,” “we,” “us,” and “our”) and certain provisions of our restated certificate of incorporation (the “Restated Certificate of Incorporation”), amended and restated bylaws (the “Bylaws”), and Warrant Agreement, dated as of September 24, 2020, between Continental Stock Transfer & Trust Company and the Company, as amended by Amendment to the Warrant Agreement, dated as of November 10, 2021, among the Company, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agreement”), are summaries and are qualified in their entirety by reference to the full text of the Restated Certificate of Incorporation, Bylaws, and Warrant Agreement, copies of which have been filed with the Securities and Exchange Commission, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

As of December 31, 2021, we had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) Class A common stock, $0.0001 par value per share (“Class A common stock”) and (2) warrants to purchase shares of Class A common stock (“Warrants”). All shares of our Class A common stock outstanding are fully paid and non-assessable.

Authorized and Outstanding Stock

Our authorized capital stock consists of 2,200,000,000 shares, consisting of (a) 2,100,000,000 shares of common stock including (i) 1,500,000,000 shares of Class A common stock, (ii) 300,000,000 shares of Class B-1 common stock, par value $0.0001 per share (the “Class B-1 common stock”), and (iii) 300,000,000 shares of Class B-2 common stock, par value $0.0001 per share (the “Class B-2 common stock” and together with the Class B-1 common stock, the “Class B common stock”), and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of February 28, 2022, our issued and outstanding share capital consisted of: (i) 46,939,793 shares of Class A common stock, (ii) 44,345,098.737 shares of Class B-1 common stock, (iii) 1,964,044.000 shares of Class B-2 common stock, (iv) no shares of preferred stock and (v) 7,869,975 Warrants, consisting of 7,666,642 redeemable warrants that were underlying the units sold in FinTech Acquisition Corp. IV’s (“FTIV”) initial public offering (the “Public Warrants”) and 203,333 warrants that were underlying units sold as part of a private placement in connection with FTIV’s initial public offering (the “Private Placement Warrants”). Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class A stockholders do not have cumulative voting rights. Except as otherwise required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). In addition to any other vote required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will each be entitled to vote separately as a class only with respect to amendments to our Restated Certificate of Incorporation

Exhibit 4.4
that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of common stock.

Holders of our Class A common stock will be entitled to receive ratably, in proportion to the number of shares held by them, dividends and other distributions in cash, stock or property when, as and if declared by our board of directors out of our assets or funds legally available therefor.

Upon our liquidation, dissolution or winding up, after payment to creditors that may at the time be outstanding and subject to the rights of any holders of preferred stock that may then be outstanding, the holders of our Class A common stock and Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, all of our remaining assets and funds available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B common stock will be entitled to receive the same distribution as would be made on 0.001 shares of Class A common stock. Holders of our Class A common stock do not have preemptive or subscription rights.

Upon the terms and subject to the conditions of the Amended and Restated Agreement of Limited Partnership of PWP Holdings LP (“PWP OpCo”), holders of PWP OpCo Class A partnership units (other than us) may redeem such PWP OpCo Class A partnership units for shares of Class A common stock on a one-for-one basis or cash equal to the value of such shares, with the form of consideration determined by us.

Pursuant to the Sponsor Share Surrender and Share Restriction Agreement, dated as of December 29, 2020, among the Company, PWP OpCo, FinTech Investor Holdings IV, LLC, FinTech Masala Advisors, LLC (together with FinTech Investor Holdings IV, LLC, the “Sponsor”) and the other parties thereto (as amended on May 4, 2021, the “Sponsor Share Surrender and Share Restriction Agreement”), the founder shares (as defined below) owned by the Sponsor as of the Closing and certain shares of Class A common stock purchased by the Sponsor as part of private placement units in connection with FTIV’s initial public offering were subject to transfer restrictions for six months following the Closing, or until December 24, 2021, and certain of the founder shares owned by the Sponsor as of the Closing continue to be subject to transfer restrictions that lapse in tranches based on share price targets or the 10-year anniversary of the Closing, whichever occurs first.

Class B Common Stock

Following the filing of our second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware in connection with the closing of the business combination with FTIV (the “Closing”), each share of Pre-Business Combination Class B common stock (as defined below) owned by the Sponsor prior to the Closing (each, a “founder share”) (other than those founder shares which were surrendered for no consideration, as contemplated by that certain Sponsor Share Surrender and Share Restriction Agreement, as amended) were automatically converted from one share of Class B common stock, par value $0.001 per share (“Pre-Business Combination Class B common stock”), into one share of Class A common stock and the number of authorized shares of Pre-Business Combination Class B common stock was reduced to zero.

For so long as PWP Professional Partners LP (“Professional Partners”) or its limited partners as of the date of the Closing or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least ten percent (10%) of our issued and outstanding Class A common stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A common stock) (the “Class B Condition”), each share of our Class B-1 common stock

Exhibit 4.4
will entitle Professional Partners or certain transferees to 10 votes for each share held of record on all matters submitted to a vote of stockholders. After the Class B Condition ceases to be satisfied, each share of our Class B-1 common stock will entitle Professional Partners to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class B stockholders do not have cumulative voting rights. Holders of our Class B-2 common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). In addition to any other vote required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will each be entitled to vote separately as a class only with respect to amendments to our Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of common stock.

Holders of our Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, dividends of the same type as any dividends and other distributions in cash, stock or property payable or to be made on outstanding Class A common stock in an amount per share of Class B common stock equal to the amount of such dividends or other distributions as would be made on 0.001 shares of Class A common stock. The holders of our Class B common stock are entitled to receive, on a pari passu basis with the holders of our Class A common stock, such dividend or other distribution on the Class A common stock when, as and if declared by our board of directors out of our assets or funds legally available therefor.

Upon our liquidation, dissolution or winding up, after payment to creditors that may at the time be outstanding and subject to the rights of any holders of preferred stock that may then be outstanding, the holders of our Class A common stock and Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, all of our remaining assets and funds available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B common stock will be entitled to receive the same distribution as would be made on 0.001 shares of Class A common stock.

Holders of our Class B common stock do not have preemptive or subscription rights.

Concurrently with an exchange of PWP OpCo Class A partnership units for shares of Class A common stock or cash by a PWP OpCo unitholder who also holds shares of Class B common stock, such PWP OpCo unitholder will be required to surrender to us a number of shares of Class B common stock equal to the number of PWP OpCo Class A partnership units exchanged, and such shares will be converted into shares of Class A common stock or cash (at our option) which will be delivered to such PWP OpCo unitholder (at our option) at a conversion rate of 0.001.

Holders of our Class B common stock are not be permitted to transfer such shares of Class B common stock other than as part of a concurrent transfer of an equal number of PWP OpCo Class A partnership units made to the same transferee in compliance with the restrictions on transfer contained in the Amended and Restated Agreement of Limited Partnership of PWP OpCo. In the event of any transfer of our Class B-1 common stock to any individual or legal entity who is not, at the time of such transfer, a director, officer, employee, consultant or independent contractor of, or otherwise providing services to, PWP, then such Class B-1 common stock shall be automatically, without further action by such holder, converted into Class B-2 common stock.

Exhibit 4.4
Preferred Stock

Our Restated Certificate of Incorporation authorizes our board of directors to establish one or more classes or series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors may determine, with respect to any class or series of preferred stock, the terms and rights of such class or series, including without limitation:

•the voting powers, full or limited, or no voting powers of such class or series;
•the designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, of such class or series;
•the redemption rights and price or prices, if any, for shares of such class or series;
•whether dividends, if any, will be cumulative or non-cumulative and the related dividend rates, conditions and times for payment and preferences of such class or series;
•the rights of such class or series upon our dissolution or upon any distribution of our assets; and
•whether the shares of the series will be convertible into, or exchangeable for, shares of any other class or series of stock, or of any other series of the same or any other class or classes of stock, and, if so, the price or prices or rate or rates of exchange and with such adjustments as the board of directors may determine.

We may issue a class or series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their Class A common stock over the market price of the Class A common stock.

Warrants

Public Warrants

The Warrants became exercisable on September 29, 2021, the one-year anniversary of the Closing. Each whole Warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A common stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade. The Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Class A common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a Warrant unless Class A common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. If our Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public

Exhibit 4.4
Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

We may call the Warrants for redemption:

•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If we call the Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below. A

Exhibit 4.4
holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event. If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock. Whenever the number of shares of Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter. In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior

Exhibit 4.4
to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock or any voting rights until they exercise their Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until July 24, 2021, 30 days after the Closing (except, among other limited exceptions, to our officers, directors and other persons or entities affiliated with or related to the Sponsor, each of which will be subject to the same transfer restrictions), and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. If holders are affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. The Sponsor agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these Warrants) until July 24, 2021, the date that is 30 days after the Closing, except that, among other limited exceptions, made to our officers and directors and other persons or entities affiliated with or related to our sponsor, each of which will be subject to the same transfer restrictions.

Exhibit 4.4

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which will apply so long as the Class A common stock remains listed on the Nasdaq, require stockholder approval of certain issuances of capital stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Corporate Opportunities

Our Restated Certificate of Incorporation contains provisions which provide that in the event that a director or officer of the Company, PWP OpCo or any of their respective subsidiaries who is also a partner, principal, director, officer, member, manager, employee, consultant, independent contractor and/or other service provider of any of the Ownership Group (as defined in the Restated Certificate of Incorporation) acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Company, PWP OpCo or any of their respective subsidiaries and the Ownership Group or their affiliates, neither the Company, PWP OpCo nor any of their respective subsidiaries will have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Company in which case such opportunity will belong to the Company, in each case, to the fullest extent permitted by law. In addition, a corporate opportunity will not be deemed to belong to us if it is a business opportunity that the Company, PWP OpCo or any of their respective subsidiaries is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company, PWP OpCo or any of their respective subsidiaries' business or is of no practical advantage to it or is one in which we have no interest or reasonable expectancy. In addition, the Ownership Group and their respective affiliates will not have any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company, PWP OpCo or any of their respective subsidiaries, in each case, to the fullest extent permitted by law. To the fullest extent permitted by law, in the event that the Ownership Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves or any of their respective affiliates and the Company, PWP OpCo or any of their respective subsidiaries, neither the Company, PWP OpCo nor any of their respective subsidiaries will have any expectancy in such corporate opportunity, and the Ownership Group will not have any duty to communicate or offer such corporate opportunity to the Company, PWP OpCo or any of their respective subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person, including one of their affiliates.

Forum Selection Clause

Our Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any

Exhibit 4.4
action asserting a claim against us or our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having jurisdiction over such action or proceeding. If the Court of Chancery of the State of Delaware does not have jurisdiction, the sole and exclusive forum for such action or proceeding shall be another State or federal court located in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. This choice of forum provision limits a stockholder's ability to bring a claim in another judicial forum, including in a judicial forum that it may find favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. The foregoing provision does not apply to claims made under the federal securities laws as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Anti-Takeover Effects of Provisions of Delaware Law, Our Restated Certificate of Incorporation and the Stockholders Agreement

Our Restated Certificate of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Our Restated Certificate of Incorporation provides that our board of directors will be divided into three classes that will be, as nearly as may be possible, of equal size. The initial terms of the Class I, Class II and Class III directors will expire at the 2022, 2023 and 2024 annual meetings of our stockholders, respectively, and in each case, when any successor has been duly elected and qualified or until their earlier resignation, removal or death. Upon the expiration of each initial term, directors will subsequently serve three-year terms if renominated and reelected.

Our Restated Certificate of Incorporation provides that, for so long as the Class B Condition is satisfied, stockholder action may be taken by written consent in lieu of a meeting if such consent, setting forth the action so taken, will be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted and will be delivered to us in accordance with the DGCL and our Bylaws. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to consent in writing to the taking of any action so that stockholder action may be taken only at an annual or special meeting of stockholders. Additionally, our Restated Certificate of Incorporation provides that as long as the Class B Condition is satisfied, each holder of Class B-1 common stock shall be entitled to ten votes per share.

Our Restated Certificate of Incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called by (i) our Chairman of the board of directors, if there be one, (ii) our Chief Executive Officer, President or Co-President at the request in writing of (a) directors constituting a majority of the voting power of the entire board of directors or (b) a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or (iii) until such time as the Class B Condition ceases to be satisfied, stockholders collectively holding a majority of the voting power of the shares represented at the meeting and entitled to vote in connection with the election of our directors. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to call a special meeting.

Exhibit 4.4
In addition, in connection with the Closing, we entered into a stockholders agreement with Professional Partners (the “Stockholders Agreement”). Under this agreement, Professional Partners has the right to designate a number of designees to our board of directors equal to a majority of the board of directors for so long as the Class B Condition is satisfied. For so long as the Class B Condition is no longer satisfied and Professional Partners or its limited partners as of the date of Closing or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least five percent (5%) of our issued and outstanding Class A common stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A common stock) (the “Secondary Class B Condition”), Professional Partners will have the right to designate a number of directors (rounded up to the nearest whole number) equal to one third of our board of directors. Professional Partners retains the right to remove any director previously designated by it, with or without cause, for so long as the Class B Condition or the Secondary Class B Condition remains satisfied. For so long as the Class B Condition is satisfied, Professional Partners will also have the right to veto the authorization, approval, or ratification of certain actions or any plan with respect thereto without its prior approval.

In addition, there is no cumulative voting in the election of directors and our Restated Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of our directors; provided that at any time the Class B Condition is satisfied, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of our directors.

The foregoing provisions of our Restated Certificate of Incorporation and the Stockholders Agreement could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit our minority stockholders.

Indemnification of Directors and Officers

We have entered into separate indemnification agreements with each of our directors and executive officers which are in addition to our indemnification obligations under our Restated Certificate of Incorporation. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against expenses and liabilities that may arise by reason of their status as directors and executive officers, subject to certain exceptions. These indemnification agreements may also require us to advance any expenses incurred by our directors and executive officers as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors' and officers' insurance.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and executive officers against loss arising from claims made by reason of breach of duty or other wrongful act

Exhibit 4.4
and (b) to us with respect to payments which may be made by us to such executive officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for the Public Warrants and Private Placement Warrants is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock and Warrants are traded on The Nasdaq Global Select Market under the symbols “PWP” and “PWPPW,” respectively.